Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 P.O. Box 198966 Nashville, TN 37219-8966	615.244.6380 main 615.244.6804 fax wallerlaw.com

American Premium Water Corporation

12777 Jefferson Blvd. Suite 310

Playa Vista, CA 90066-0748

May 8, 2018

To the Board of Directors:

We have acted as special counsel to American Premium Water Corporation (the “Company”) with respect to the preparation of the Company’s offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 70,000,000 shares of the Company’s common stock, par value $0.0001 per share, of which, 65,000,000 shares are being offered by the Company at a price of $0.04 per share and 5,000,000 shares will be sold from time to time by Greentree Financial Group, Inc., at a price of $0.04 per share, upon conversion of a convertible promissory note held by Greentree Financial Group, Inc.

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated certificate of incorporation approved by the Company’s board of directors and the Company’s stockholders, the bylaws, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the common stock being sold pursuant to the offering statement (after it is declared qualified) will be, when issued in the manner described in the offering statement, validly issued, fully paid and non-assessable.

For the purposes of this opinion, we are assuming that the appropriate certificates are duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions. We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal corporate laws of the State of Nevada and (b) the federal laws of the United States. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Company’s offering statement by legislative action, judicial decision or otherwise. No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement. We do not admit in providing such consent that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission.

Yours truly,

/s/ Waller Lansden Dortch & Davis, LLP

Waller Lansden Dortch & Davis, LLP